Mail Stop 3561

                                                              December 20, 2018


    Devin N. Wenig
    President and Chief Executive Officer
    eBay Inc.
    2025 Hamilton Avenue
    San Jose, CA 95125

            Re:   eBay Inc.
                  Form 10-K for the fiscal year ended December 31, 2017 Filed February 5, 2018
                  File No. 001-37713

    Dear Mr Wenig:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                              Sincerely,

                                                              /s/ James
Allegretto

                                                              James Allegretto
                                                              Senior Assistant
Chief Accountant
                                                              Office of
Consumer Products